Exhibit 6(dd)

SUBSTITUTE PROMISSORY NOTE

$7,656,034.09	Date: January 1, 2026
Maturity Date: December 31, 2026

FOR VALUE RECEIVED, GK PREFERRED INCOME II (RIDGMAR) SPE, LLC, a Delaware limited liability company (“GK Borrower”) and 1551 KINGSBURY PARTNERS SPE, LLC, a Delaware limited liability company (“Kingsbury Borrower”; and together with GK Borrower, individually or collectively, as the context requires, “Borrower”), jointly and severally, hereby promise to pay to the order of GK INVESTMENT PROPERTY HOLDINGS II, LLC, a Delaware limited liability company (“Lender”) the principal sum of SEVEN MILLION SIX HUNDRED FIFTY-SIX THOUSAND THIRTY- FOUR AND 09/100 DOLLARS ($7,656,034.09), or such lesser amount as may be advanced to Borrower by Lender with interest thereon, according to the terms of this Substitute Promissory Note (this “Note”).

1.          Interest Rate.

1.1          The unpaid principal balance of this Note shall bear interest from the date of this Note through the Maturity Date at a rate equal to twelve and twenty-two hundredths percent (12.22%) per annum (the “Interest Rate”). Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed in any portion of a month in which interest is due.

1.2          From and after the Maturity Date or upon the occurrence and during the continuance of an Event of Default (as defined below) interest shall accrue on the unpaid principal balance of this Note until paid at a rate equal to five percent (5.00%) per annum in excess of the Interest Rate (the “Default Interest Rate”).

1.3          No clause or provision in this Note shall be construed or shall so operate (a) to raise the Interest Rate set forth in this Note above the lawful maximum, if any, in effect from time to time in the applicable jurisdiction for loans to borrowers of the type, in the amount, for the purposes, and otherwise of the kind contemplated, or (b) to require the payment or the doing of any act contrary to law, but if any clause or provision contained shall otherwise so operate this Note, in whole or in part, then (i) such clauses or provisions shall be deemed modified to the extent necessary to be in compliance with the law, or (ii) to the extent not possible, shall be deemed void as though not contained and the remainder of this Note shall remain operative and in full force and effect.

2.          Payments.

2.1          Payments under this Note, if not sooner paid or declared to be due in accordance with the terms hereof, shall be made as follows:

(a)          Commencing on January 1, 2026, and continuing on the first day of each month thereafter through and including the month in which the Maturity Date occurs, Borrower shall make monthly payments of principal and interest in the amount of $76,101.99 each, which monthly payment shall be calculated based upon a twenty-five (25) year amortization period.

(b)          The unpaid principal balance of this Note, if not sooner paid or declared to be due in accordance with the terms hereof, together with all accrued and unpaid interest thereon and any other amounts due and payable hereunder, shall be due and payable in full on the Maturity Date.

2.2          Borrower may prepay this Note, in whole or in part, at any time without prepayment penalty or premium. Prepayments shall be allocated among principal, interest and fees at the sole discretion of the Lender unless otherwise agreed or required by applicable law.

2.3          Borrower will pay the obligations due under this Note to Lender at 257 East Main Street, Suite 200, Barrington, Illinois 60010, or at such other place as the Lender may designate from time to time in writing.

2.4          Borrower agrees that to the extent any payment is received by Lender in connection with this Note, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Lender or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a “Preferential Payment”), then this Note shall continue to be effective or shall be reinstated, as the case may be, and whether or not Lender is in possession of this Note, and, to the extent of such payment or repayment by Lender intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.

2.5          Borrower hereby acknowledges and agrees that the payment obligations due under this Note are subject to that certain Amended and Restated Intercreditor Agreement dated as of December 1, 2021, as amended from time to time, by and among, Lender, GK Investment Holdings, LLC, a Delaware limited liability company and GK Secured Income V, LLC, a Delaware limited liability company.

3.          Security. The payment and performance of all of the obligations represented by this Note are evidenced and/or secured by, among other things, (i) that certain Deed of Trust, Assignment of Leases and Rents and Security Agreement dated as of August 16, 2021 and recorded by the Tarrant County Clerk on August 19, 2021 as Document D221240551, as amended from time to time (the “Deed of Trust”), granting a first priority lien, mortgage and security interest to the Lender in the real property commonly known as 1888 Green Oaks Road, Fort Worth, Tarrant County, Texas (the “Property”); and (ii) such other documents given to evidence or secure payment of this Note (collectively, the “Loan Documents”). Reference is hereby made to the Loan Documents, which are incorporated herein by reference, for a statement of the covenants and agreements contained therein, a statement of the rights, remedies and security afforded thereby, and all matters contained therein. Contemporaneously with the execution and delivery of this Substitute Note, Borrower shall execute and deliver to Lender a certain Sixth Amendment to Deed of Trust to reflect the current principal balance of this Note.

4.          Default. The occurrence and continuance of any one or more of the following events shall be considered an “Event of Default”:

4.1          Borrower fails to pay when due any amount payable under this Note, within five (5) days of the due date for such payment.

4.2          The commencement of any proceeding in bankruptcy by or against Borrower or alleging that Borrower is insolvent or unable to pay its debts as they mature, or for the readjustment of Borrower’s debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceeding involving Borrower; provided, however, that if such commencement of proceedings against Borrower is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceeding is not dismissed within sixty (60) days after the commencement of such proceedings.

5.          Remedies. At the election of Lender, and without notice, the principal balance remaining unpaid under this Note and all accrued and unpaid interest thereon and any other amounts due hereunder, shall be and become immediately due and payable in full upon the occurrence of an Event of Default. Failure to exercise this option shall not constitute a waiver of the right to exercise same in the event of any subsequent Event of Default. Upon an Event of Default, Lender may proceed under any remedy permitted herein, or pursuant to law or equity. No holder hereof shall, by any act of omission or commission, be deemed to waive any of its rights, remedies or powers hereunder unless such waiver is in writing and signed by the holder hereof, and then only to the extent specifically set forth therein. The rights, remedies and powers of the holder hereof, as provided in this Note are cumulative and concurrent and may be pursued singly, successively or together against Borrower and any security given at any time to secure repayment hereof, all at the sole discretion of the holder hereof.

6.          Financial Statements. Promptly when available, and in any event, within ten (10) days following the end of each calendar month during the term of this Note, Borrower shall deliver to Lender a copy of the unaudited financial statements of Borrower regarding such month then ended, together with such other documentation and information as Lender may reasonably request.

7.          Miscellaneous.

7.1          This Note, together with the Loan Documents, constitutes the entire agreement among Borrower and Lender and contains all of the agreements with respect to the subject matter hereof, and supersedes any prior understandings, agreements, or representations by or among Borrower and Lender, whether written or oral, to the extent they relate in any way to the subject matter.

7.2          Lender may at any time assign its rights in this Note. This Note shall inure to the benefit of and may be enforced by Lender and its successor and assigns.

7.3          No amendment, modification or waiver of any provision of this Note shall be valid unless the same shall be in writing and signed by Borrower and Lender. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

7.4          The section headings contained in this Note are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Note.

7.5          This Note is the result of arm’s length negotiations conducted by and among Borrower and Lender and, therefore, the usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction of this Note.

7.6          If at any time or times hereafter following an Event of Default Lender employs counsel (whether or not there is a lawsuit) to enforce any rights of Lender against Borrower under this Note or any of the other Loan Documents, or attempts to or enforces any of Lender’s rights or remedies under this Note, the costs and expenses incurred by Lender in any manner or way with respect to the foregoing, including, without limitation, attorneys’ fees and costs through appeal and in post-judgment proceedings, shall be part of the obligations owing under this Note, payable by Borrower to Lender on demand.

7.7          Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of said documents. As used in this Note, the singular shall include the plural, and masculine, feminine and neuter pronouns shall be fully interchangeable, where the context so requires.

7.8          If this Note is executed by more than one party, the obligations and liabilities of each Borrower hereunder shall be joint and several and shall be binding and enforceable against each Borrower and their respective successors and permitted assigns.

7.9          BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT BORROWER MAY HAVE TO CLAIM OR RECOVER FROM LENDER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

7.10          THE VALIDITY OF THIS NOTE, ITS CONSTRUCTION, INTERPRETATION AND ENFORCEMENT, AND THE RIGHTS OF BORROWER AND LENDER SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.11          JURY WAIVER. LENDER AND BORROWER, EACH HAVING BEEN REPRESENTED BY COUNSEL OR HAVING THE OPPORTUNITY TO BE REPRESENTED BY COUNSEL, EACH KNOWINGLY AND VOLUNTARILY, TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, CAUSE OF ACTION, CLAIM, DEMAND OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS NOTE OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER HEREBY AGREES THAT ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, DEMAND OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT LENDER MAY FILE A COPY OF THIS NOTE WITH ANY COURT OR OTHER TRIBUNAL AS WRITTEN EVIDENCE OF THE CONSENT OF BORROWER TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

7.12          PRIOR NOTES. This Note is given in substitution for, and not in payment of the following (collectively, the “Prior Notes”): that certain Promissory Note dated July 30, 2021 made by Borrower in the original principal sum of $3,500,000.00; as amended by that certain Substitute Promissory Note dated October 15, 2021 made by Borrower in the original principal sum of $3,700,000.00; as further amended by that certain Substitute Promissory Note dated December 1, 2021 made by Borrower in the original principal sum of $6,200,000.00; as further amended by that certain Substitute Promissory Note dated January 1, 2022 made by Borrower in the original principal sum of $6,100,000.00; as further amended by that certain Substitute Promissory Note dated September 1, 2022 made by Borrower in the original principal sum of $6,047,931.05; as further amended by that certain Substitute Promissory Note dated November 1, 2022 made by Borrower in the original principal sum of $6,292,065.23; and as further amended by that certain Substitute Promissory Note dated January 1, 2024 made by Borrower in the original principal sum of $6,236,166.50; that certain Promissory Note dated January 31, 2024 made by Borrower in the original principal sum of $155,000.00; that certain Promissory Note dated April 19, 2024 made by Borrower in the original principal sum of $85,000.00; that certain Promissory Note dated October 16, 2024 made by Borrower in the original principal sum of $110,000.00; that certain Promissory Note dated December 11, 2024 in the original principal sum of $175,000.00; that certain Promissory Note dated December 17, 2024 in the original principal sum of $100,000.00; and that certain Substitute Promissory Note dated January 1, 2025 made by Borrower in the original principal sum of $6,816,728.98.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower has duly executed this Substitute Promissory Note as of the day and year first written above.

BORROWER:

GK PREFERRED INCOME II (RIDGMAR)
SPE, LLC, a Delaware limited liability company

By:	GK Development, Inc., its Manager

	By:	/s/ Garo Kholamian
Name: Garo Kholamian
Title: President

BORROWER:

1551 KINGSBURY PARTNERS SPE, LLC, a
Delaware limited liability company

By:	GK Development, Inc., its Manager

	By:	/s/ Garo Kholamian
Name: Garo Kholamian
Title: President

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